Exhibit 99.1

SunEdison, Inc. and TerraForm Power, Inc.
Announce Closing of Initial Public Offering
of TerraForm Power, Inc. and Related Transactions and Exercise of
Underwriters’ Option to Purchase Additional Shares

Maryland Heights, Missouri and Beltsville, Maryland - July 23, 2014 - SunEdison, Inc. (“SunEdison”)(NYSE: SUNE) and TerraForm Power, Inc. (“TerraForm Power”) (NASDAQ: TERP) announced today that TerraForm Power, a subsidiary of SunEdison, has closed its previously announced initial public offering of 20,065,000 shares of its Class A common stock at a price to the public of $25.00 per share. In addition, the underwriters exercised in full their option to purchase an additional 3,009,750 shares of Class A common stock at the initial public offering price. Concurrently with the closing of the initial public offering, TerraForm Power and its subsidiaries also closed (1) the two previously announced concurrent private placement transactions of $65.0 million in the aggregate at a price per share equal to the initial public offering price, (2) the acquisition of the Mt. Signal solar project and (3) a new $300 million term loan facility and $140 million revolving credit facility.
TerraForm Power received proceeds from the initial public offering, net of underwriting discounts and commissions and a structuring fee, of approximately $533.5 million. TerraForm Power also received gross proceeds of $65.0 million from the sale of the Class A common stock in the private placement transactions. TerraForm Power used $436.2 million of the net proceeds from this offering and the private placements to acquire newly-issued Class A units of TerraForm Power, LLC (“Terra LLC”) directly from Terra LLC, and used all remaining net proceeds to purchase Class B units (and Class B common stock) from SunEdison at a price equal to the price per share in this offering, less underwriting discounts and commissions and a pro rata portion of the structuring fee, which securities will be immediately cancelled contemporaneously with Terra LLC issuing additional Class A units to TerraForm Power.

Terra LLC used the net proceeds of $436.2 million, together with borrowings under its new term loan facility, to repay all outstanding indebtedness (including accrued interest) under its bridge facility, to pay fees and expenses related to the new term loan and revolving credit facility and to repay $47.0 million of project-level indebtedness. In addition, Terra LLC will use $86.0 million of the net proceeds to pay for the acquisition and related milestone payments of certain projects included in TerraForm Power’s initial portfolio from SunEdison. The $194.4 million of net proceeds remaining with Terra LLC after the foregoing will be used for general corporate purposes, which may include future acquisitions of solar assets from SunEdison or from unaffiliated third parties.

Goldman, Sachs & Co., Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Macquarie Capital (USA) Inc. served as joint bookrunners in the offering. Additionally, Santander Investment Securities Inc. served as lead manager in the offering and FBR Capital Markets & Co. served as a co-manager in the offering. Copies of the final prospectus related to the offering may be obtained from: Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282 or by emailing prospectus-ny@ny.email.gs.com; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling (888) 603-5847 or by emailing barclaysprospectus@broadridge.com; or Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, Inc., 1155 Long Island Avenue, Edgewood, NY 11717 or by calling (800) 831-9146 or by emailing prospectus@citi.com.
A registration statement relating to this offering was declared effective by the Securities and Exchange Commission (the “Commission”) on July 17, 2014. The registration statement can be accessed through the Commission’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of these securities was made only by means of a prospectus.

Forward-Looking Statements
This communication contains forward-looking statements that may state SunEdison’s or TerraForm Power’s or their respective management's intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as "will," "expect," "estimate," "anticipate," "forecast," "plan," "believe," and similar terms.  Although SunEdison and TerraForm Power believe that their expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets. Any forward looking information presented herein is made only as of the date of this press release, and SunEdison and TerraForm Power do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Investor Relations / Media Contact

Investors: Sanjeev Kumar, CFO of TerraForm Power
Direct: (443) 909-7247

Media: Gordon Handelsman, Sr. Director, Brand and Corporate Communication for SunEdison
Direct: (650) 632-6120